EXHIBIT 4(I)


                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                              FPL GROUP CAPITAL INC

     1.   The name of the corporation is FPL Group Capital Inc (the
"Corporation").

     2. Article III of the Articles of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

                                   ARTICLE III

                                  Capital Stock

               Section 1. Authorized Capital Stock. The aggregate number of shares which the Corporation is authorized to issue is 100,010,000 shares, consisting of 100,000,000 shares of Serial Preferred Stock, $.01 par value, and 10,000 shares of Common Stock, $.01 par value.

               Section 2. Serial Preferred Stock. The Board of Directors is authorized at any time, and from time to time, to provide for the issuance of shares of Serial Preferred Stock in one or more series, and to determine the designations, preferences, limitations and relative or other rights of the Serial Preferred Stock or any series thereof. For each series, the Board of Directors shall determine, by resolution or resolutions adopted prior to the issuance of any shares thereof, the designations, preferences, limitations and relative or other rights thereof, including but not limited to the following relative rights and preferences, as to which there may be variations among different series:

               A.   The rate and manner of payment of dividends, if any;

               B. Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

               C. The amount payable upon shares in the event of liquidation, dissolution or other winding up of the Corporation;

               D. Sinking fund provisions, if any, for the redemption or purchase of shares;


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               E.   The terms and conditions, if any, on which shares may be
                    converted or exchanged;

               F.   Voting rights, if any; and

               G. Any other rights and preferences of such shares, to the full extent now or hereafter permitted by the laws of the State of Florida.

               The Board of Directors shall have the authority to determine the number of shares that will comprise each series.

                    Prior to the issuance of any shares of a series, but after adoption by the Board of Directors of the resolution establishing such series, the appropriate officers of the Corporation shall file such documents with the State of Florida as may be required by law.

                    For purposes of determining funds lawfully available for any dividends or other distribution upon shares of stock pursuant to the Florida Business Corporation Act (or successor statutes), amounts needed to satisfy the rights of shareholders upon dissolution who have preferential rights superior to those of shareholders of the stock receiving such dividend or distribution shall not be deducted from the Corporation's total assets.

     3. Pursuant to the provisions of Sections 607.1003 and 607.1006 of the Florida Business Corporation Act (the "Act"), these Articles of Amendment to the Articles of Incorporation were approved and adopted by unanimous written consent of the Board of Directors pursuant to Section 607.0821 of the Act on May 27, 2004, and were approved and adopted by written consent of the sole shareholder of the Corporation pursuant to Section 607.0704 of the Act on May 27, 2004. The number of votes cast in favor of these Articles of Amendment by the shareholder was sufficient for approval.

     IN WITNESS WHEREOF, the undersigned duly-authorized officer of the Corporation has executed these Articles of Amendment as of this 27th day of May, 2004.

                                         FPL GROUP CAPITAL INC


                                         By:  /s/ Paul I. Cutler
                                            -----------------------------------
                                            Paul I. Cutler
                                            Vice President, Treasurer and
                                            Assistant Secretary


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